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DRC Government & Freeport-McMoRan
Copper & Gold Inc. Announce Successful Completion of Tenke Fungurume Contract Review Process

KINSHASA, DRC and PHOENIX, AZ, October 22, 2010 – The government of the Democratic Republic of Congo (DRC) and Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today the successful conclusion of the review of Tenke Fungurume Mining’s (TFM) contracts.  The conclusion of the review process by the DRC government confirms that the Tenke Fungurume contracts are in good standing, and acknowledges the parties’ continuing commitment to the rights and benefits granted under the existing TFM contracts.

In connection with the review, the parties will incorporate clarifying language that its rights and obligations are governed by the mining convention.  TFM’s key fiscal terms, including a 30% income tax rate, 2% mining royalty rate and 1% export fee, will continue to apply and are consistent with the rates in the DRC’s current Mining Code.

His Excellency the Minister of Mines of the DRC and FCX Chief Executive Richard Adkerson issued the following joint statement: “We are pleased to announce completion of the contract revisitation process for Tenke Fungurume Mining.  The parties worked cooperatively to reach a mutually satisfactory conclusion of the issues raised during the process.  This important milestone provides the basis for future cooperation and enables TFM to pursue additional investments to develop this massive project to its full potential.”

Mr. Adkerson expressed his appreciation to His Excellency the President of the DRC, His Excellence the Minister of Mines and the Minister’s staff for their efforts in completing the review.  Mr. Adkerson stated, “We are committed to continuing our positive partnership with the DRC government and providing significant benefits to the Congolese people for decades to come.  We look forward to continued development of Tenke Fungurume into one of the world’s premier copper and cobalt operations, using world class standards for environmental management and social programs.  The project will provide large and sustainable benefits associated with employment, infrastructure development, taxes, royalties and other benefits to the government and Congolese people over its long life.”

TFM agreed to several additional commitments, including an increase in Gécamines ownership interest in TFM from 17.5% to 20%; an additional royalty of $1.2 million for each 100,000 metric tonnes of proven and probable copper reserves above 2.5 million metric tonnes; additional payments totaling $30 million to be paid in six installments upon reaching certain production milestones; conversion of $50 million in intercompany loans to equity; and a payment of $5 million for surface area fees.  In addition, TFM has agreed to expand Gécamines’ participation in TFM management and reiterated its commitment to the use of local services and Congolese employment. In connection with the agreed modifications, the parties have agreed to increase the annual interest rate on advances from the current rate of LIBOR +2% to LIBOR +6%.  These terms have been agreed to by TFM, its shareholders and the DRC government and will be incorporated into the related agreements.

The Tenke Fungurume mining concessions are located in the Katanga province of the DRC approximately 110 miles northwest of Lubumbashi.  Copper production commenced last year on the approximately $2 billion initial development project, the largest such capital investment in the DRC in recent years.  Current operations are designed to produce approximately 250 million pounds of copper and 18 million pounds of cobalt per year and the operation is currently being expanded to approximately 290 million pounds of copper per annum starting in 2011.  The initial development project was designed and constructed in world-class fashion, using leading-edge technology and following international best practice standards for environmental management, occupational safety and social responsibility.  TFM continues to engage in drilling activities, exploration analysis and metallurgical testing and has commenced feasibility studies to evaluate the potential of this highly prospective mining district that will enable significant future expansion and enhance the long-term partnership with Gécamines, the government of the DRC, and the Congolese people.  In the aggregate, through June 30, 2010, tax and related payments to government institutions, transfer bonuses, and social spending within the DRC has totaled approximately $370 million since the project’s inception.  TFM estimates more than two-thirds of the economic benefits from the project remain in the DRC in the form of taxes, royalties and duties, and the provision of local services.

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the Democratic Republic of Congo.  Additional information about FCX is available on FCX’s web site at www.fcx.com.

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